EXHIBIT 99.1

News Release
Contact:
Michael S. Olsen
Executive Vice President,
Chief Financial Officer and Treasurer
+1 414-319-8507

Joy Global Inc. Announces Purchase of Additional Shares of China-Based
International Mining Machinery Holdings Ltd.

Milwaukee, WI – July 29, 2011- Joy Global Inc. (NASDAQ:JOYG) (“Joy Global”) a worldwide leader in high productivity mining solutions, today announced that it has purchased approximately 136.5 million shares of International Mining Machinery Holdings Ltd. (“IMM”).  These shares were purchased on the open market at a price of HKD 8.00 per share and represent 10.5% of the total shares outstanding.

The purchase of these shares is in addition to Joy Global’s announcement on July 14, 2011 that it had agreed to purchase from TJCC Holdings Limited (“TJCC”) 534.8 million shares of IMM, representing 41.1% of IMM shares outstanding.  The purchase of shares from TJCC is subject to approval from the Anti-monopoly Bureau of the Ministry of Commerce (“MOFCOM”) of the People’s Republic of China and the satisfaction of other customary closing conditions.

IMM is a leading designer and manufacturer of underground longwall coal mining equipment in China. It has strong domestic market positions in roadheaders and longwall shearing machines, and is growing the share of its armored-face conveyor and electric control systems businesses. In addition to original equipment, IMM provides aftermarket parts and services through a broad network of service and warehouse locations.

About Joy Global
Joy Global is a worldwide leader in manufacturing, servicing and distributing equipment for surface mining through P&H Mining Equipment and underground mining through Joy Mining Machinery.

Advisors
UBS AG and Goldman Sachs (Asia) L.L.C. are serving as financial advisors to Joy Global on these transactions.

Allen & Overy are serving as legal advisors to Joy Global.

JOYG-G

100 E Wisconsin Ave  Suite 2780  Milwaukee WI 53202   PO Box 554  Milwaukee WI 53201-0554  414/319/8501